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                                                                  EXHIBIT (a)(2)

                                    Annex A

                                                                  August 3, 2000

Board of Directors
Burns International Services Corporation
200 South Michigan Avenue
Chicago, IL 60604

Dear Sirs:

   You have asked us to advise you with respect to the fairness to the stockholders of Burns International Services Corporation (the "Company"), other than Securitas AB (the "Acquiror") and its affiliates, from a financial point of view of the Per Share Consideration (as defined below) to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of August 3, 2000 (the "Acquisition Agreement"), among the Company, the Acquiror and Securitas Acquisition Corporation, a wholly owned subsidiary of the Acquiror (the "Sub"). The Acquisition Agreement provides that (i) the Sub shall make an offer to purchase (the "Offer") all the outstanding shares of common stock, par value $0.01 per share, of the Company at a purchase price of $21.50 per share in cash (the "Per Share Consideration") and (ii) subsequent to the consummation of the Offer, the Sub will be merged into the Company in a merger (the "Merger") pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each outstanding share of common stock of the Company not owned by the Acquiror or any of its affiliates and not dissenting from the Merger will be converted into the right to receive the Per Share Consideration.

   In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company, as well as the Acquisition Agreement. Furthermore, we have reviewed certain related documents including the Stock Option Agreement between the Company and the Acquiror and the Stockholders' Agreement among the Acquiror, Sub and certain stockholders of the Company, as to which we express no opinion. We have also reviewed certain other information, including financial forecasts, provided to us by the Company and have met with the Company's management to discuss the business and prospects of the Company.

   We have also considered certain financial and stock market data of the Company, and we have compared those data with similar data for other publicly held companies in businesses similar to the Company and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

   In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

   We have been engaged by the Company solely to render an opinion with respect to the fairness from a financial point of view of the consideration to be received by stockholders of the Company in connection with the Offer and the Merger and will receive a fee for our services in rendering this opinion.

   We have in the past provided investment banking services for the Company for which we have received customary compensation.

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   In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both the Company and the Acquiror for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

   It is understood that this letter is for the information of the Board of Directors in connection with its consideration of the Offer and the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger or whether or not such stockholder should tender shares pursuant to the Offer.

   Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Share Consideration to be received by the stockholders of the Company in the Offer and the Merger is fair to such stockholders, other than the Acquiror and its affiliates, from a financial point of view.

                                          Very truly yours,

                                          /s/ Credit Suisse First Boston
                                          Corporation

                                          Credit Suisse First Boston
                                          Corporation
                                          227 West Monroe Street
                                          Chicago, IL 60606

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